Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Record Fourth Quarter and Record Full Year 2009 Earnings

Syracuse, NY, January 26, 2010 - Alliance Financial Corporation (“Alliance”, or the “Company”) (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today that it recorded record levels of net income for the fourth quarter and full year 2009.

Net income for the quarter ended December 31, 2009 was $3.5 million or $0.75 per diluted common share, compared with $2.4 million or $0.51 per diluted common share in the year-ago quarter. The results for the fourth quarter of 2009 included gains on sales of securities totaling $707,000 after taxes or $0.15 per diluted share which offset non-recurring expenses incurred in the quarter of approximately $265,000 after taxes or $0.06 per diluted share.

Net income was $11.4 million for the year ended December 31, 2009, compared with $10.4 million in 2008. Net income available to common shareholders was $10.4 million or $2.24 per diluted share in 2009, compared with $10.3 million or $2.21 per diluted share in 2008. Net income for 2009 included gains on sales of securities totaling $1.3 million after taxes or $0.29 per diluted share which offset non-recurring expenses of approximately $482,000 after taxes or $0.11 per diluted share. Preferred stock dividends and the accretion of the preferred stock discount were $1.1 million or $0.24 per diluted share in 2009.

Jack H. Webb, President and CEO of Alliance said, “Despite the significant increase in the expense associated with FDIC Insurance Premiums and unprecedented economic factors in 2009, Alliance achieved record net income through our continued focus on delivering quality financial products and services in Central New York, and a growth strategy designed to capitalize on the opportunities presented by the distractions and credit issues affecting many of the competitors operating in our market. In 2009, we originated more than $300 million of residential, consumer and commercial loans, which was up about 23% over 2008. Our deposit growth exceeded $137 million in 2009, and was distributed among each of our commercial, municipal and retail lines of business.”

Webb continued, “We are pleased with our credit quality metrics, particularly our credit losses which have been significantly lower than industry averages over the past two years. However, as market conditions in Central New York remain weak, we will continue our high level of focus on credit quality both in originations and loan portfolio administration.”

Balance Sheet Highlights

Total assets were $1.4 billion at December 31, 2009, an increase of $49.9 million or 3.6% from December 31, 2008. Securities available-for-sale increased $63.0 million in 2009 to $362.2 million at the end of 2009. Total loans and leases (net of unearned income) increased $3.4 million to $914.2 million at

December 31, 2009, compared with $910.8 million at December 31, 2008. The Company’s overall loan and lease portfolio growth was restrained by the planned and actively managed runoff of the lease portfolio, which decreased $36.4 million in 2009.

Residential mortgages totaled $356.9 million at December 31, 2009, compared with $314.0 million at the end of 2008. The Company originated a record $159.1 million in residential mortgages in 2009, which was a 54% increase from 2008’s originations of $103.2 million. Fourth quarter originations were $25.7 million which was up 14.5% from the year-ago quarter. The Company has achieved strong residential mortgage growth over the last two years, capturing a larger share of the local conventional residential mortgage market, through a planned expansion of loan origination and servicing functions. This growth was accomplished while maintaining our commitment to traditional underwriting standards.

Indirect auto loan balances were $184.9 million as of December 31, 2009, compared with $182.8 million at the end of 2008. The Company originated $90.9 million of indirect auto loans in 2009, compared with $95.0 million in 2008. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as are employed in its direct lending programs. Credit quality metrics within this portfolio remain stable and compare favorably to the industry.

Leases (net of unearned income) continued to decrease in the quarter as a result of the Company’s previously announced decision to cease new lease originations. The Company’s lease portfolio decreased $36.4 million or 34.8% in 2009 to $68.2 million at the end of the year. Leases are expected to continue to run-off at the rate of approximately $6 million per quarter over the next twelve months.

Commercial loans and mortgages increased slightly in the fourth quarter and totaled $208.0 million at December 31, 2009. Originations of commercial loans (excluding lines of credit) in the fourth quarter totaled $18.9 million, compared with $17.5 million in the year-ago quarter. The Company has recently invested in the growth of the commercial business through the hiring of experienced bankers with the expectation of increasing its originations and related deposit gathering in 2010. The Company believes that the dislocation caused by the financial crisis at the nation’s large banks will create opportunity for it to increase its market share in Central New York.

The Company’s investment securities portfolio totaled $362.2 million at December 31, 2009, compared with $299.1 million at December 31, 2008. The Company’s portfolio is comprised entirely of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at December 31, 2009 was 76% government-sponsored entity guaranteed mortgage-backed securities, 21% municipal securities and 2% obligations of U.S. Government-sponsored corporations. Mortgage-backed securities, which totaled $276 million at December 31, 2009, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the full faith and credit of the federal government. The Company does not invest in any private-label mortgage-backed securities or securities backed by sub-prime, Alt-A or other high-risk mortgages. The Company also does not hold any preferred stock, corporate debt or trust preferred securities in its investment portfolio.

Total deposits were $1.1 billion at December 31, 2009, which was an increase of $137.8 million or 14.7% compared with December 31, 2008. Approximately 78% of the deposit increase, or $108.0 million, resulted from growth across all of our retail, commercial and municipal business lines. The Company’s deposit mix continued to be weighted heavily in lower cost demand, savings and money market accounts (transaction accounts), which comprised 65.2% of total deposits at the end of the fourth quarter, compared with 62.1% at December 31, 2008. The balance of the increase in deposits in 2009 resulted from the acquisition of wholesale time deposits to fund investment portfolio growth.

Shareholders’ equity was $123.9 million at December 31, 2009, compared with $124.8 million at September 30, 2009 and $144.5 million at December 31, 2008. Net income for the quarter increased shareholders’ equity by $3.5 million and was partially offset by common stock dividends declared of $1.3 million or $0.28 per common share. The redemption of the preferred stock and repurchase of the warrant in connection with the Company’s exit from the Treasury Department’s Capital Purchase Program reduced shareholders’ equity by $28.1 million in the second quarter of 2009.

The Company’s Tier 1 leverage ratio was 7.55% and its total risk-based capital ratio was 13.13% at the end of the fourth quarter, both of which comfortably exceeded the regulatory thresholds required to be classified as a well-capitalized institution, which are 5.0% and 10.0%, respectively. The Company’s tangible common equity capital ratio (a non-GAAP financial measure) was 5.95% at December 31, 2009.

Asset Quality and the Provision for Credit Losses

Delinquent loans and leases (including non-performing) decreased in the fourth quarter through a combination of charge-offs and customer payments. The commercial loan and lease portfolios exhibited the largest declines in past-due levels during the quarter as the Company continued to reduce its exposure to certain segments of these portfolios that have experienced disproportionately higher levels of delinquencies. Delinquent commercial loans decreased $2.3 million or 26.9% and delinquent leases decreased $1.2 million or 25.3% in the fourth quarter. Residential mortgage delinquencies were virtually unchanged in the fourth quarter.

Loans and leases past due 30 days or more totaled $18.7 million or 2.06% of total loans and leases at December 31, 2009, compared with $22.3 million or 2.42% at September 30, 2009 and $20.3 million or 2.23% of total loans and leases at December 31, 2008. Approximately 42% of all delinquent loans and leases at the end of the fourth quarter were past due less than sixty days, compared with 45% at September 30, 2009 and 55% at the end of 2008.

Nonperforming assets decreased 14.4% from September 30, 2009 and were $9.0 million or 0.64% of total assets at December 31, 2009, compared with $10.6 million or 0.72% of total assets at September 30, 2009 and $5.1 million or 0.38% of total assets at December 31, 2008. Included in nonperforming assets at the end of the fourth quarter are nonperforming loans and leases totaling $8.6 million, compared with $10.2 million and $4.5 million at September 30, 2009 and December 31, 2008, respectively.

The Company’s exposure to any individual nonperforming credit is low with an average balance of approximately $67,000 for each individual nonperforming loan and lease. Conventional residential mortgages comprised $2.8 million (35 loans) or 33% of nonperforming loans and leases at December 31, 2009. Nonperforming commercial loans totaled $4.0 million (39 loans) or 47% of nonperforming loans and leases at the end of the fourth quarter. Leases on nonperforming status totaled $1.4 million (26 leases) or 17% of nonperforming loans and leases at the end of the fourth quarter.

The provision for credit losses was $1.4 million and $6.1 million in the quarter and year ended December 31, 2009, respectively, compared with $2.0 million and $5.5 million in the year-ago periods, respectively. Net charge-offs were $2.0 million and $5.8 million in the three months and year ended December 31, 2009, respectively, compared with $1.7 million and $4.8 million in the year-ago periods, respectively. The charge-offs in the fourth quarter of 2009 were concentrated in three distinct segments of the commercial loan and lease portfolios, which together accounted for approximately $1.5 million or 65% of gross charge-offs in the quarter. Substantially all of the loans and leases that were charged down in the fourth quarter were classified as substandard or worse as of September 30, 2009.

Net charge-offs, annualized, equaled 0.88% and 0.63%, respectively, of average loans and leases during the three months and year ended December 31, 2009, compared with 0.74% and 0.53%, respectively, in the year-ago periods. The provision for credit losses as a percentage of net charge-offs was 71% and 104%, respectively, in the quarter and twelve months ended December 31, 2009, compared with 117% and 115%, respectively, in the comparable 2008 time periods. The provision as a percentage of net charge-offs declined in the fourth quarter as allowances for a substantial portion of the fourth quarter charge-offs were previously provided for in prior quarters. After giving consideration to loan loss allowances that were previously set aside on loans and leases charged-down in the fourth quarter, the provision for credit losses as a percent of the remaining fourth quarter net charge-offs was 141%.

Net charge-offs in the Company’s lease portfolio comprised 68% of total net charge-offs in 2009, compared with 38% in 2008. The charge-offs in the Company’s lease portfolio in 2009 have been concentrated in four distinct segments of the portfolio, in which the aggregate balances (net of charge-downs) have been reduced to $6.4 million at the end of the year. Net charge-offs in these four segments totaled $3.1 million or 78% of all lease net charge-offs in 2009. Approximately $1.8 million or 28.7% of the leases in these segments was past due at the end of 2009, including $1.3 million (net of charge-downs to estimated collectible amounts) which are on nonaccrual status. The allowance for credit losses allocated to these four segments totaled $1.2 million or 19.0% of the net remaining balances. The remaining balance of the lease portfolio totaling approximately $61.8 million is performing well, with a delinquency and non-accrual rate of only 2.6% at December 31, 2009. As noted previously herein, the Company ceased originating leases in the third quarter of 2008.

The allowance for credit losses was $9.4 million at December 31, 2009, compared with $10.0 million at September 30, 2009 and $9.2 million at December 31, 2008. The ratio of the allowance for credit losses to total loans and leases was 1.03% at December 31, 2009, compared with 1.08% at September 30, 2009 and 1.01% at December 31, 2008. The ratio of the allowance for credit losses to nonperforming loans and leases was 110% at December 31, 2009, compared with 98% at September 30, 2009 and 205% at December 31, 2008.

Net Interest Income

Net interest income totaled $11.5 million in the three months ended December 31, 2009, which was an increase of $1.6 million or 16.7% compared with the fourth quarter of 2008. Net interest income increased $254,000 or 2.3% compared with the third quarter of 2009. The increases in net interest income were driven by higher net interest margin and growth in the Company’s loan and securities portfolios.

Average earning assets increased $93.1 million in the fourth quarter compared with the year-ago quarter, with much of the growth in the Company’s residential mortgage and investment portfolios.

The Company’s tax-equivalent net interest margin increased 25 basis points in the fourth quarter compared with the year-ago quarter, and was 6 basis points higher than the third quarter of 2009. The net interest margin on a tax-equivalent basis was 3.68% in the fourth quarter of 2009, compared with 3.43% in the fourth quarter of 2008 and 3.62% in the third quarter of 2009. The increase in the net interest margin was the result of a decrease in the tax-equivalent earning asset yield of 61 basis points in the fourth quarter compared with the year-ago quarter, which was more than offset by a decrease in its cost of funds of 97 basis points over the same period. The Company’s yield on earning assets decreased 4 basis points in the fourth quarter of 2009 compared with the third quarter of 2009, which was offset by a decrease in its cost of funds of 11 basis points during the same period.

Net interest income for 2009 totaled $43.4 million, which was an increase of $5.7 million or 15.1% compared with $37.7 million in the year-ago period. Average earning assets increased $90.3 million in 2009 compared with 2008. The tax-equivalent net interest margin was 3.55% in 2009, compared with 3.35% in 2008. A decrease of 73 basis points in the Company’s tax-equivalent earning assets yield in 2009 compared with 2008 was more than offset by a 102 basis point decrease in its cost of funds over the same period.

The rate of decline in the Company’s cost of funds slowed in the fourth quarter as a substantial part of the Company’s interest-bearing liabilities have repriced at or near current rates. The Company expects its ability to continue to reduce its cost of funds from current levels will be limited, which ultimately will cause a leveling off or reversal of the growth in its net interest margin.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $5.9 million in the fourth quarter of 2009, which was an increase of $1.2 million or 24.7% from the fourth quarter of 2008 related to gains on sales of securities.

Non-interest income (excluding gains on sales of securities) comprised 29.4% of total revenue in the fourth quarter of 2009 compared with 32.6% in the year-ago quarter and 29.8% in the third quarter of 2009. The decrease in this ratio was driven largely by higher net interest income.

Non-interest income totaled $20.8 million in 2009, which is an increase of $451,000 from $20.4 million in 2008. A $2.0 million increase in gains on sales of securities in 2009 offset a $1.5 million decrease in investment management income and a $517,000 decrease in other non-interest income. The decrease in investment management income resulted from the decline in the performance of the public equity markets in 2008 and early 2009. Investment management income increased 4.8% in the fourth quarter of 2009 from the first quarter low due largely to the recovery in the equity markets. Other non-interest income is down largely as the result of fewer, individually immaterial, non-recurring items in 2009. Non-interest income (excluding securities gains) comprised 30.1% of total revenue in 2009 compared with 34.9% for 2008.

Non-interest expenses were $11.3 million in the quarter ended December 31, 2009, compared to $10.1 million in the fourth quarter of 2008. Salaries and employee benefits increased $902,000 or 18.8% due to differences in the timing and amounts of quarterly incentive compensation accruals in 2009 compared with 2008. Salaries and benefits expense for the full year 2009 was up a modest $605,000 or 3.1% compared with 2008. Other non-interest expenses increased $532,000 or 47.2% due largely to non-recurring items in the fourth quarter of 2009, including $280,000 of professional fees related to the Company’s cancelled secondary equity offering.

Non-interest expenses were $43.2 million in the twelve months ended December 31, 2009, compared to $39.4 million in 2008. The most significant factor influencing the increase of $3.8 million or 9.7% was the increase in FDIC insurance expense of $1.7 million as a result of the special assessment in the second quarter and on higher FDIC assessment rates for all banks in 2009. Other non-interest expense increased $1.4 million or 30.3% due to a combination of growth related expenses, increased loan collection costs and approximately $786,000 of miscellaneous non-recurring items.

The Company’s efficiency ratio was 69.8% in the fourth quarter of 2009 compared with 68.9% in the year-ago quarter and 68.2% in the third quarter of 2009. The Company’s efficiency ratio was 69.7% in 2009 compared with 68.0% in 2008.

The Company’s effective tax rate was 24.6% and 23.1% for the quarter and year ended December 31, 2009 compared with 7.1% and 21.4% in the year-ago periods.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail and commercial banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation J. Daniel Mohr, Treasurer and CFO	(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$12,227	$13,436	$49,832	$54,857
Federal funds sold and interest bearing deposits	—	1	15	100
Securities	3,842	3,262	14,115	13,007

Total interest income	16,069	16,699	63,962	67,964

Interest expense:
Deposits:
Savings accounts	115	131	454	492
Money market accounts	774	1,117	3,347	4,732
Time accounts	2,099	3,247	9,622	15,277
NOW accounts	127	169	531	733

Total	3,115	4,664	13,954	21,234

Borrowings:
Repurchase agreements	232	312	955	1,584
FHLB advances	1,077	1,546	4,864	6,050
Junior subordinated obligations	161	333	808	1,399

Total interest expense	4,585	6,855	20,581	30,267

Net interest income	11,484	9,844	43,381	37,697
Provision for credit losses	1,425	1,976	6,100	5,502

Net interest income after provision for credit losses	10,059	7,868	37,281	32,195

Non-interest income:
Investment management income	1,845	1,953	7,134	8,670
Service charges on deposit accounts	1,279	1,295	5,037	5,164
Card-related fees	594	528	2,248	2,106
Insurance agency income	360	379	1,387	1,583
Income from bank-owned life insurance	261	250	1,014	856
Gain on the sale of loans	243	35	748	252
Gain on sale of securities available-for-sale	1,153	—	2,168	137
Other non-interest income	188	310	1,075	1,592

Total non-interest income	5,923	4,750	20,811	20,360

Non-interest expense:
Salaries and employee benefits	5,700	4,798	20,428	19,823
Occupancy and equipment expense	1,768	1,878	7,047	7,032
Communication expense	162	193	756	791
Office supplies and postage expense	366	276	1,337	1,137
Marketing expense	205	243	932	1,090
Amortization of intangible assets	290	388	1,453	1,622
Professional fees	728	695	2,893	2,661
FDIC insurance premium	464	453	2,284	557
Other non-interest expense	1,659	1,127	6,078	4,665

Total non-interest expense	11,342	10,051	43,208	39,378

Income before income tax expense	4,640	2,567	14,884	13,177
Income tax expense	1,143	183	3,436	2,820

Net income	3,497	2,384	11,448	10,357

Dividend and accretion of discount on preferred stock	—	47	1,084	47

Net income available to common shareholders	3,497	2,337	10,364	10,310

Share and Per Share Data
Basic average common shares outstanding	4,546,819	4,492,810	4,514,268	4,542,957
Diluted average common shares outstanding	4,585,800	4,510,483	4,543,069	4,565,709
Basic earnings per common share	$0.76	$0.51	$2.25	$2.23
Diluted earnings per common share	$0.75	$0.51	$2.24	$2.21
Cash dividends declared	$0.28	$0.26	$1.08	$1.00

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	December 31, 2009	December 31, 2008
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$26,696	$21,172
Federal funds sold	—	26,918
Securities available-for-sale	362,158	299,149
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	10,074	11,844
Loans and leases held for sale	1,023	875
Total loans and leases, net of unearned income	914,162	910,755
Less allowance for credit losses	9,414	9,161

Net loans and leases	904,748	901,594

Premises and equipment, net	20,086	21,202
Accrued interest receivable	4,167	4,218
Bank-owned life insurance	27,354	24,940
Goodwill	32,073	32,073
Intangible assets, net	10,075	11,528
Other assets	18,790	11,845

Total assets	$1,417,244	$1,367,358

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	159,149	140,845
Interest bearing	916,522	797,037

Total deposits	1,075,671	937,882

Borrowings	172,707	238,972
Accrued interest payable	1,745	3,037
Other liabilities	17,413	17,212
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,293,309	1,222,877

Shareholders’ equity:
Preferred stock	—	26,331
Common stock	4,937	4,901
Surplus	43,013	41,922
Undivided profits	86,194	81,110
Accumulated other comprehensive income	946	971
Directors’ stock-based deferred compensation plan	(2,499)	(2,098)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	123,935	144,481

Total liabilities and shareholders’ equity	$1,417,244	$1,367,358

Common shares outstanding	4,614,921	4,578,910
Book value per common share	$26.86	$25.67
Tangible book value per common share	$17.72	$16.15

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$940	$3,882	$13,084	$4,856
Securities(1)	391,342	301,049	352,542	288,894
Loans and leases receivable:
Residential real estate loans(2)	356,798	310,012	344,707	294,829
Commercial loans	206,698	215,369	211,469	216,549
Leases, net of unearned income(2)	71,433	109,279	84,806	120,010
Indirect loans	189,415	186,058	187,919	179,762
Other consumer loans	92,718	90,644	91,387	90,675

Loans and leases receivable, net of unearned income	917,062	911,362	920,288	901,825

Total earning assets	1,309,344	1,216,293	1,285,914	1,195,575

Non-earning assets	135,003	127,993	133,434	126,961

Total assets	$1,444,347	$1,344,286	$1,419,348	$1,322,536

Interest bearing liabilities:
Interest bearing checking accounts	$120,128	$108,048	$117,113	$107,204
Savings accounts	93,429	87,145	92,114	86,239
Money market accounts	326,470	237,114	303,344	225,590
Time deposits	384,955	361,229	382,420	385,275
Borrowings	189,781	243,723	193,648	223,230
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,140,537	1,063,033	1,114,413	1,053,312

Non-interest bearing deposits	161,841	140,944	156,396	133,997
Other non-interest bearing liabilities	16,246	15,932	16,685	17,138

Total liabilities	1,318,624	1,219,909	1,287,494	1,204,447
Shareholders’ equity	125,723	124,377	131,854	118,089

Total liabilities and shareholders’ equity	$1,444,347	$1,344,286	$1,419,348	$1,322,536

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	December 31, 2009		September 30, 2009		December 31, 2008
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
U.S. Treasury obligations	$100	$101	$100	$100	$101	$102
Obligations of U.S. government-sponsored corporations	5,864	6,129	6,189	6,509	34,489	35,143
Obligations of states and political subdivisions	75,104	77,147	82,762	86, 131	89,154	91,033
Mortgage-backed securities(1)	273,499	275,680	295,025	300,828	167,753	169,960

Total debt securities	354,567	359,057	384,076	393,568	291,497	296,238

Stock investments:
Equity securities	1,958	2,104	1,958	2,151	1,958	1,923
Mutual funds	1,000	997	1,000	1,011	1,000	988

Total stock investments	2,958	3,101	2,958	3,162	2,958	2,911

Total available-for-sale	$357,525	$362,158	$387,034	$396,730	$294,455	$299,149

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the full faith and credit of the federal government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	December 31, 2009		September 30, 2009		December 31, 2008
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$356,906	39.2%	$353,721	38.3%	$314,039	34.6%
Commercial loans	207,996	22.9%	206,472	22.4%	214,315	23.6%
Leases, net of unearned income	68,224	7.5%	76,117	8.2%	104,655	11.6%
Indirect loans	184,947	20.3%	194,267	21.0%	182,807	20.2%
Other consumer loans	92,022	10.1%	92,953	10.1%	90,906	10.0%

Total loans and leases	910,095	100.0%	923,530	100.0%	906,722	100.0%

Net deferred loan costs	4,067		4,202		4,033
Allowance for credit losses	(9,414)		(10,006)		(9,161)

Net loans and leases	$904,748		$917,726		$901,594

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	December 31, 2009		September 30, 2009		December 31, 2008
	Amount	Percent	Amount	Percent	Amount	Percent
Deposit composition
Non-interest bearing checking	$159,149	14.8%	$151,998	14.0%	$140,845	15.0%
Interest bearing checking	130,368	12.1%	119,048	11.0%	106,292	11.3%

Total checking	289,517	26.9%	271,046	25.0%	247,137	26.3%

Savings	94,524	8.8%	93,329	8.6%	88,242	9.4%
Money market	317,051	29.5%	330,345	30.4%	247,392	26.4%
Time deposits	374,579	34.8%	390,191	36.0%	355,111	37.9%

Total deposits	$1,075,671	100.0%	$1,084,911	100.0%	$937,882	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	December 31, 2009		September 30, 2009		December 31, 2008
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$7,883	0.87%	$9,993	1.08%	$11,124	1.22%
60 days past due	2,271	0.25%	2,141	0.23%	4,736	0.52%
90 days past due and still accruing	—	—%	127	0.01%	126	0.01%
Non-accrual	8,582	0.94%	10,084	1.10%	4,352	0.48%

Total	$18,736	2.06%	$22,345	2.42%	$20,338	2.23%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	December 31, 2009	September 30, 2009	December 31, 2008
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$2,843	$2,878	$1,506
Commercial loans	4,013	4,926	1,997
Leases	1,418	1,976	595
Indirect loans	109	116	101
Other consumer loans	199	188	153

Total non-accruing loans and leases	8,582	10,084	4,352
Accruing loans and leases delinquent 90 days or more	—	127	126

Total non-performing loans and leases	8,582	10,211	4,478
Other real estate and repossessed assets	445	340	657

Total non-performing assets	$9,027	$10,551	$5,135

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$10,006	$8,875	$9,161	$8,426

Loans and leases charged-off	(2,281)	(1,877)	(7,272)	(5,639)
Recoveries of loans and leases previously charged-off	264	187	1,425	872

Net loans and leases charged-off	(2,017)	(1,690)	(5,847)	(4,767)

Provision for credit losses	1,425	1,976	6,100	5,502

Allowance for credit losses, end of period	$9,414	$9,161	$9,414	$9,161

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended December 31,		At or for the twelve months ended December 31,
	2009	2008	2009	2008
Return on average assets	0.97%	0.71%	0.81%	0.78%
Return on average equity	11.13%	7.67%	8.68%	8.77%
Return on average common equity	11.13%	7.74%	8.46%	8.80%
Return on average tangible common equity	16.76%	12.14%	13.02%	14.19%
Yield on earning assets	5.08%	5.69%	5.15%	5.88%
Cost of funds	1.61%	2.58%	1.85%	2.87%
Net interest margin (tax equivalent) (1)	3.68%	3.43%	3.55%	3.35%
Non-interest income to total income (2)	29.35%	32.55%	30.06%	34.86%
Efficiency ratio (3)	69.77%	68.87%	69.66%	68.04%
Common dividend payout ratio (4)	37.33%	50.98%	48.21%	44.64%

Net loans and leases charged-off to average loans and leases, annualized	0.88%	0.74%	0.63%	0.53%
Provision for credit losses to average loans and leases, annualized	0.62%	0.87%	0.66%	0.61%
Allowance for credit losses to total loans and leases	1.03%	1.01%	1.03%	1.01%
Allowance for credit losses to non-performing loans and leases	109.7%	204.6%	109.7%	204.6%
Non-performing loans and leases to total loans and leases	0.94%	0.49%	0.94%	0.49%
Non-performing assets to total assets	0.64%	0.38%	0.64%	0.38%

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2009				2008
	Fourth	Third	Second	First	Fourth
	(Dollars in thousands, except share and per share data)
Interest income	$16,069	$16,129	$15,875	$15,889	$16,699
Interest expense	4,585	4,899	5,253	5,844	6,855

Net interest income	11,484	11,230	10,622	10,045	9,844
Provision for credit losses	1,425	1,125	1,800	1,750	1,976

Net interest income after provision for credit losses	10,059	10,105	8,822	8,295	7,868
Other non-interest income	5,923	4,762	4,766	5,360	4,750
Other non-interest expense	11,342	10,900	10,899	10,067	10,051

Income before income tax expense	4,640	3,967	2,689	3,588	2,567
Income tax expense	1,143	1,009	653	631	183

Net income	$3,497	$2,958	$2,036	$2,957	$2,384

Net income available to common shareholders	$3,497	$2,958	$1,310	$2,599	$2,337

Stock and related per share data
Basic earnings per common share	$0.76	$0.64	$0.29	$0.57	$0.51
Diluted earnings per common share	$0.75	$0.64	$0.28	$0.57	$0.51
Basic weighted average common shares outstanding	4,546,819	4,521,331	4,495,439	4,492,810	4,492,810
Diluted weighted average common shares outstanding	4,585,800	4,563,168	4,518,827	4,495,787	4,510,483
Cash dividends paid per common share	$0.28	$0.28	$0.26	$0.26	$0.26
Common dividend payout ratio (1)	37.33%	43.75%	92.86%	45.61%	50.98%
Common book value	$26.86	$27.04	$26.02	$26.04	$25.67
Tangible common book value (2)	$17.72	$17.84	$16.72	$16.63	$16.15

Capital Ratios(6)
Holding Company
Tier 1 leverage ratio	7.55%	7.42%	7.30%	9.52%	9.59%
Tier 1 risk based capital	12.06%	11.53%	11.13%	14.17%	14.05%
Total risk based capital	13.13%	12.64%	12.22%	15.26%	15.08%
Tangible common equity to tangible assets (7)	5.95%	5.82%	5.50%	5.57%	5.59%

Bank
Tier 1 leverage ratio	7.14%	6.95%	6.87%	9.01%	8.97%
Tier 1 risk based capital	11.47%	10.84%	10.51%	13.47%	13.15%
Total risk based capital	12.55%	11.97%	11.61%	14.57%	14.19%

Selected ratios
Return on average assets	0.97%	0.82%	0.58%	0.86%	0.71%
Return on average equity	11.13%	9.68%	5.82%	8.07%	7.67%
Return on average common equity	11.13%	9.68%	4.33%	8.69%	7.74%
Return on average tangible common equity	16.76%	14.85%	6.71%	13.65%	12.14%
Yield on earning assets	5.08%	5.12%	5.13%	5.30%	5.69%
Cost of funds	1.61%	1.72%	1.88%	2.20%	2.58%
Net interest margin (tax equivalent) (3)	3.68%	3.62%	3.50%	3.42%	3.43%
Non-interest income to total income (4)	29.35%	29.78%	30.97%	30.19%	32.55%
Efficiency ratio (5)	69.77%	68.17%	70.83%	69.96%	68.87%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.88%	0.42%	0.71%	0.53%	0.74%
Provision for credit losses to average loans and leases, annualized	0.62%	0.49%	0.77%	0.77%	0.87%
Allowance for credit losses to total loans and leases	1.03%	1.08%	1.05%	1.05%	1.01%
Allowance for credit losses to non-performing loans and leases	109.7%	98.0%	129.5%	164.0%	204.6%
Non-performing loans and leases to total loans and leases	0.94%	1.10%	0.81%	0.64%	0.49%
Non-performing assets to total assets	0.64%	0.72%	0.55%	0.48%	0.38%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding
(3)	Tax equivalent net interest income divided by average earning assets
(4)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(5)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(6)	The changes in the Company’s and the Bank’s Tier 1 and risk based capital ratios in the fourth quarter of 2008 and the second quarter of 2009 resulted from the participation and subsequent withdrawal from the U.S. Treasury’s Capital Purchase Program.

(7)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

(in thousands)	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009	December 31, 2008

Total assets	$1,417,244	$1,456,276	$1,442,705	$1,413,339	$1,367,358
Less: Goodwill and intangible assets, net	42,148	42,438	42,826	43,213	43,601

Tangible assets (non-GAAP)	$1,375,096	$1,413,838	$1,399,879	$1,370,126	$1,323,757

Total Common Equity	123,935	124,770	119,768	119,549	117,563
Less: Goodwill and intangible assets, net	42,148	42,438	42,826	43,213	43,601

Tangible Common Equity (non-GAAP)	81,787	82,332	76,942	76,336	73,962

Total Equity/Total Assets	8.74%	8.57%	8.30%	8.46%	8.60%
Tangible Common Equity/Tangible Assets (non-GAAP)	5.95%	5.82%	5.50%	5.57%	5.59%